Exhibit 99.1

The following information relates to Tempest’s financial results as of March 31, 2021 and the three month period then ended.

Tempest Therapeutics, Inc. Interim Financial Information

TEMPEST THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands except share and per share amounts)

	(Unaudited) March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,440	$18,820
Prepaid expenses and other current assets	2,429	1,005

Total current assets	29,869	19,825

PROPERTY AND EQUIPMENT—Net	1,059	1,110
OPERATING LEASE RIGHT OF USE ASSETS	1,741	1,877
OTHER NONCURRENT ASSETS	51	51

Total noncurrent assets	2,851	3,038

TOTAL ASSETS	$32,720	$22,863

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$897	$1,071
Accrued liabilities	1,587	665
Current operating lease liability	657	712
Accrued compensation	241	695
Interest payable	92	—
Early option exercise liability	42	79

Total current liabilities	3,516	3,222
LONG TERM LIABILITIES:
Loan payable (net of issuance costs of $91,366)	14,909	—
Operating lease liability	1,542	1,727

Total liabilities	19,967	4,949

COMMITMENTS AND CONTINGENCIES (Note 7)
CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE, 135,936,731 SHARES AUTHORIZED AT MARCH 31, 2021 AND DECEMBER 31, 2020; 114,686,731 SHARES ISSUED AND OUTSTANDING AT MARCH 31, 2021 AND DECEMBER 31, 2020; LIQUIDATION PREFERENCE OF $110,187 AT MARCH 31, 2021 AND DECEMBER 31, 2020	86,707	86,707

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value; 196,000,000 and 196,000,000 shares authorized; 16,510,377 and 16,374,711 issued and outstanding, 530,470 and 900,509 subject to repurchase at March 31, 2021 and December 31, 2020, respectively	16	15
Additional paid-in capital	3,149	2,953
Accumulated deficit	(77,119)	(71,761)

Total stockholders’ deficit	(73,954)	(68,793)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$32,720	$22,863

See accompanying notes to unaudited interim financial statements.

TEMPEST THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2021	2020
EXPENSES:
Research and development	$3,592	$3,027
General and administrative	1,538	1,276

Total expenses	5,130	4,303

OPERATING LOSS	(5,130)	(4,303)

OTHER INCOME / (EXPENSE):
Interest expense	(231)	—
Interest income and other income, net	3	75

Total other income / (expense)	(228)	75

PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(5,358)	$(4,228)

Weighted average common shares outstanding—basic and diluted	15,759,100	13,584,027

Net loss per share attributable to common stockholders—basic and diluted	$(0.34)	$(0.31)

See accompanying notes to unaudited interim financial statements.

TEMPEST THERAPEUTICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(in thousands except share amounts)

THREE MONTHS ENDED MARCH 31, 2021

	Series A Convertible		Series B Convertible		Series B1 Convertible				Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity (Deficit)
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—December 31, 2020	17,000,000	$16,982	25,186,738	$12,235	72,499,993	$57,490	15,474,202	$15	$2,953	$(71,761)	$(68,793)
Exercise of options—net of repurchase liability	—	—	—	—	—	—	135,666	—	20	—	20
Vesting of early exercised stock options and restricted stock	—	—	—	—	—	—	370,039	1	56	—	57
Share-based compensation	—	—	—	—	—	—	—	—	120	—	120
Net loss	—	—	—	—	—	—	—	—	—	(5,358)	(5,358)

BALANCE—March 31, 2021	17,000,000	$16,982	25,186,738	$12,235	72,499,993	$57,490	15,979,907	$16	$3,149	$(77,119)	$(73,954)

THREE MONTHS ENDED MARCH 31, 2020

	Series A Convertible		Series B Convertible		Series B1 Convertible				Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity (Deficit)
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—December 31, 2019	17,000,000	$16,982	25,186,738	$12,235	28,749,997	$22,755	12,746,248	$13	$2,176	$(52,553)	$(50,364)
Exercise of options—net of repurchase liability	—	—	—	—	—	—	190,432	—	27	—	27
Issuance of preferred stock for cash—net of issuance costs of $265	—	—	—	—	43,749,996	34,735	—	—	—	—	—
Vesting of early exercised stock options and restricted stock	—	—	—	—	—	—	736,985	1	95	—	96
Share-based compensation	—	—	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	—	—	—	—	(4,228)	(4,228)

BALANCE—March 31, 2020	17,000,000	$16,982	25,186,738	$12,235	72,499,993	$57,490	13,673,665	$14	$2,301	$(56,781)	$(54,466)

See accompanying notes to unaudited interim financial statements.

TEMPEST THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(5,358)	$(4,228)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	78	94
Share-based compensation	120	3
Noncash operating lease expense	136	133
Noncash related party interest income	(1)	(2)
Noncash interest expense	4	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(347)	(203)
Accounts payable	(314)	(337)
Operating lease liability	(240)	(131)
Accrued liabilities	(446)	(806)
Interest payable	92	—

Net cash used in operating activities	(6,276)	(5,477)

INVESTING ACTIVITIES:
Purchase of property and equipment	(14)	(12)
Repayment of related party note receivable	—	44

Net cash used in investing activities	(14)	32

FINANCING ACTIVITIES:
Proceeds from issuance of Series B-1 convertible preferred stock	—	35,000
Payment of preferred stock issuance costs	—	(469)
Borrowings on loan payable	15,000	—
Payment of loan issuance costs	(93)	—
Exercise of stock options	3	27
Repurchase of non vested options	—	—

Net cash provided by financing activities	14,910	34,558

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,620	29,113
CASH AND CASH EQUIVALENTS—Beginning of period	18,820	3,244

CASH AND CASH EQUIVALENTS—End of period	$27,440	$32,357

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW ACTIVITIES—Cash paid for interest	$108	$—

NON-CASH INVESTING ACTIVITIES—Property and equipment in accounts payable	$13	$—

NON-CASH FINANCING ACTIVITIES—Vesting of early exercise stock options	$57	$96

See accompanying notes to unaudited interim financial statements.

TEMPEST THERAPEUTICS, INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.	DESCRIPTION OF THE BUSINESS

Nature of Business—Tempest Therapeutics (the Company) was incorporated in the state of Delaware on February 10, 2011 originally as Next Beta, Inc., and then changed its name to Inception 2, Inc. on October 4, 2011 and then finally to Tempest Therapeutics, Inc. on August 14, 2017. The Company is a privately held, small biopharmaceutical company focused on the discovery and development of small molecule drugs to treat cancers such as hepatocellular carcinoma and colorectal cancer. The Company is headquartered in South San Francisco, California.

Liquidity and Management Plans—The accompanying financial statements have been prepared assuming the Company will continue as a going concern. In the course of its development activities, the Company has incurred significant losses since inception and expects such losses to continue for the foreseeable future. As of March 31, 2021 and December 31, 2020, the Company had cash and cash equivalents of approximately $27.4 million and $18.8 million, respectively, and accumulated deficit of approximately $77.1 million and has forecasted cash needs in excess of current liquidity. The Company is continuing to develop its drug candidates, which is the primary use of funds for the Company. The Company’s ability to fund continued development will require additional capital, and the Company intends to raise such capital through the issuance of additional debt or equity including in connection with potential merger opportunities, or through business development activities. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

On March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc. Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into funding agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.

On June 25, 2021, Tempest closed the Merger Agreement with Millendo Therapeutics. Pursuant to the Merger Agreement, Mars Merger Corp. (or Merger Sub), a direct, wholly owned subsidiary of Millendo merged with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo. Before the closing of the merger, investors in the pre-closing financing purchased Tempest’s common stock totaling $30 million. Following the closing of the merger, Millendo changed its corporate name to Tempest Therapeutics, Inc.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Unaudited Interim Financial Statements—The Company has prepared the accompanying unaudited interim financial statements on the same basis as the audited financial statements, and the unaudited interim financial statements include, in the Company’s opinion, all adjustments, consisting only of normal recurring adjustments that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The Company’s historical results are not necessary indicative of the results to be expected in the future and the Company’s operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The unaudited interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to research and development accruals, recoverability of long-lived assets, right-of-use assets, lease obligations, fair value of common stock stock-based compensation and income taxes uncertainties and valuation allowances. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Risks and Uncertainties—The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, reliance on single-source vendors, availability of raw materials, patentability of the Company’s products and processes and clinical efficacy and safety of the Company’s products under development, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies, clinical trials and regulatory approval, prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid technological change and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Moreover, the current COVID-19 (coronavirus) pandemic, which is impacting worldwide economic activity, poses risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which the COVID-19 pandemic will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisitions to be cash equivalents. As of March 31, 2021 and December 31, 2020, the Company’s cash and cash equivalents consisted of bank deposits and a money market fund.

Property and Equipment—Property and equipment is recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Upon disposal of an asset, the related cost and accumulated depreciation are removed from the asset accounts and any resulting gain or loss is included in the statement of operations. Repair and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment. The estimated useful lives of the Company’s respective assets are as follows:

Computer equipment and software	3 years
Furniture and fixtures	7 years
Laboratory equipment	5 years
Leasehold improvements	Shorter of the useful life of the asset or the life of the lease

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment if events or circumstances indicate the carrying amount of these assets may not be recoverable. If this review indicates that these assets will not be recoverable, based on the forecasted undiscounted future operating cash flows expected to result from the use of long-lived assets and their eventual disposition, the Company’s carrying value of the long-lived assets is reduced to fair value based on a discounted future cash flow approach or quoted market values. For the three months ended March 31, 2021 and 2020, there were no events or circumstances which required an impairment test of long-lived assets.

Leases—The Company elected to early adopt Accounting Standard Update (ASU) No. 2016-02, Leases (ASC 842) and its associated amendments as of January 1, 2019 using the modified retrospective transition approach. There was no cumulative-effect adjustment recorded to accumulated deficit upon adoption.

Under ASC 842, the Company determines if an arrangement is a lease at inception. In addition, the Company determines whether leases meet the classification criteria of a finance or operating lease at the lease commencement date considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease contains a bargain purchase option, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of December 31, 2020 and 2019, the Company’s lease population consisted only of an office lease. As of the date of adoption of ASC 842 and December 31, 2019, the Company did not have finance leases. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the balance sheet.

ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when readily determinable. If the Company’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at commencement dates in determining the present value of lease payments. The determination of the Company’s incremental borrowing rate requires management judgment including the development of a synthetic credit rating and cost of debt as the Company currently does not carry any debt. The incremental borrowing rate is estimated on a collateralized basis with similar terms and economic considerations under a recovery rate approach utilizing the historical recoverability rate of secured versus unsecured senior corporate debt to reflect a recoverability-adjusted spread and overall rate on a lease by lease basis. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by the Company or on the

Company’s behalf. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company elected the practical expedient option that allows the Company to not need to reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and the initial direct costs for any existing leases. The Company elected the practical expedient to adopt the policy to not separate lease and non-lease components for its real estate leases. Operating leases are included in operating lease ROU assets and operating lease liabilities on the Company’s balance sheets. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and not recognize ROU assets or lease liabilities for such leases.

The Company has a lease for its office facility, which is classified as an operating lease. This lease has a lease term of five years, which includes an option to extend the lease. The Company has determined that it is not reasonably certain to exercise the option. The lease for the office includes costs for common area maintenance expenditures which are variable and not included in lease payments measured at lease inception. Differences between lease payments as measured at lease inception and variations in monthly payments will be recognized as operating expenses in the period in which the obligation is incurred. Please refer to Note 7 Commitments and Contingencies for details.

Convertible Preferred Stock—The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of stockholders’ deficit because the shares contain liquidation features that are not solely within the Company’s control. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.

Comprehensive Loss—Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that results from transactions and economic events other than those with stockholders. There was no other comprehensive income or loss for the three months ended March 31, 2021 and 2020.

Research and Development Expenses and Accrued Research and Development—Research and development expenses are charged to expense as incurred. Research and development expenses include certain payroll and personnel expenses, laboratory supplies, consulting costs, external contract research and development expenses. In-licensing fees and other costs to acquire technologies that are utilized in research and development, and that are not expected to have alternative future use, are expensed when incurred. Advance payments for goods or services for future research and development activities are deferred and expensed as the goods are delivered or the related services are performed.

The Company estimates preclinical studies and clinical trial expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on the Company’s behalf. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. These estimates are based on communications with the third-party service providers, the Company’s estimates of accrued expenses and on information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. The estimates are trued up to reflect the best information available at the time of the financial statement issuance. Although the Company does not expect its estimates to be materially different from amounts actually incurred, the Company’s estimate of the status and timing of services performed relative to the actual status and timing of services performed may vary.

Patent Costs—Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These patent-related legal costs are reported as a component of general and administrative expense.

General and Administrative Expense—General and administrative costs are expensed as incurred and include employee-related expenses including salaries, benefits, travel and stock-based compensation for the Company’s personnel in executive, finance and accounting, and other administrative functions, as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs.

Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The carrying amounts of the Company’s financial instruments, including cash, prepaid and other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term maturities.

Stock-Based Compensation Expense—The Company accounts for stock-based compensation by measuring and recognizing compensation expense for all share-based payments made to employees, directors and non-employees based on estimated grant-date fair values. The Company uses the straight-line method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period.

The Company estimates the fair value of stock options to employees, directors and non-employees using the Black-Scholes option-valuation model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return, and the estimated fair value of the underlying common stock on the date of grant. Due to the lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the life science industry. The Company uses the simplified method to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.

The Company accounts for forfeitures as they occur. The fair value of restricted stock awards granted to employees are valued as of the grant date using the estimated fair value of the Company’s common stock.

Net Loss per Share Attributable to Common Stockholders—The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.

Income Taxes—The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of March 31, 2021 and December 31, 2020, the Company has recorded a full valuation allowance on its deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Recently Issued Accounting Pronouncements—From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt With Conversations and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Under the new ASU, convertible instruments will now more frequently accounted for as a single unit of account. That is, a conversion feature and the host instrument in which it is embedded now generally will be treated as a single unit of account unless the conversion feature requires bifurcation under Topic 815. The ASU is effective for fiscal years beginning after December 15, 2021 for public business entities, and for fiscal years beginning after December 15, 2023 for all other entities. Early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its financial statements and related disclosures.

3.	FAIR VALUE MEASUREMENTS

The following tables present the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis (in thousands):

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$27,440	$—	$—	$27,440

Total assets	$27,440	$—	$—	$27,440

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$18,820	$—	$—	$18,820

Total assets	$18,820	$—	$—	$18,820

4.	TRANSACTIONS WITH RELATED PARTIES (AMOUNTS IN THOUSANDS)

Inception Sciences Service Agreements—Inception Sciences is wholly owned by Versant which is a majority shareholder of the Company. The Company has service agreements with Inception Sciences US, and Inception Sciences Canada whereby research and support services are provided to the Company. On June 30, 2020, the Company terminated these Inception Sciences service agreements. Total expenses under the service agreements consist of charges for services, equipment usage, lab supplies and other out of pocket expenses as incurred. For the three months ended March 31, 2021 and 2020, the Company incurred nil and $741, respectively, in expenses under the Inception Sciences service agreements.

Related Party Notes Receivable—On November 29, 2017, three officers of the Company issued promissory notes to the Company totaling $353 related to the early exercise of their stock options which had a total exercise cost of $652. Two officers paid $298 which represents 50% of the exercise cost and the other 50% totaling $298 was recorded as notes receivable. The other officer did not pay any portion of the exercise cost and $55 was recorded as note receivable. The three notes receivable accrue interest at 2% per year and will mature on November 29, 2022. The notes receivable vest over time until maturity in conjunction with the vesting of the early-exercised stock options.

In February 2020, one of the officers left the Company and repaid $44 of which $43 was the vested portion of the note receivable and $1 was accrued interest. As of March 31, 2021 and December 31, 2020, the balance of the vested notes receivable and accrued interest was $280 and $260, respectively. On June 25, 2021, prior to the closing of the Merger Agreement, one of the officers’ note receivable totaling $255 was forgiven by the Company.

5.	BALANCE SHEET ITEMS (AMOUNTS IN THOUSANDS)

Prepaid expenses and other current asset consist of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Prepaid expenses	$206	$245
Interest receivable	1	—
Prepaid research and development costs	826	441
Notes and interest receivable	280	260
Other current assets	25	59

	$1,338	$1,005

Property and equipment, net, consists of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2020	December 31, 2020
Computer equipment and software	$90	$85
Furniture and fixtures	142	135
Lab Equipment	616	600
Leasehold Improvements	746	746

Property and equipment	1,594	1,566
Less accumulated depreciation	(535)	(456)

Property and equipment—net	$1,059	$1,110

Accrued liabilities as of March 31, 2021 and December 31, 2020 consist of the following:

	March 31, 2021	December 31, 2020
Accrued other liabilities	$820	$441
Accrued clinical trial liability	317	224

	$1,137	$665

6.	EARLY OPTION EXERCISE LIABILITY (AMOUNTS IN THOUSANDS)

The recorded amount of the early option exercise liability relates to restricted stock awards and stock options granted to certain employees and contractors that were early-exercised before they became vested. The early option exercise liability decreases as the restricted stock awards and stock options vest over time or if the Company decides to repurchase them, and the amount of decrease is recorded in common stock and additional paid-in capital. As of March 31, 2021 and December 31, 2020, the early option exercise liability was $41 and $79, respectively, which represents unvested shares of 530,470 and 900,509. The unvested shares purchased by the employees are not deemed, for accounting purposes, to be issued and outstanding.

7.	COMMITMENTS AND CONTINGENCIES (AMOUNTS IN THOUSANDS)

Facility Lease Agreement—In February 2019, the Company entered into a 5-year office lease agreement for a 9,780 square feet facility in South San Francisco, California. The remaining lease term of the office lease is two years and eleven months as of March 31, 2021, and the discount rate used to calculate the Company’s right of use asset and lease liability is 4.25%. There are no other leases as of March 31,2021 and December 31, 2020.

As of March 31, 2021 and December 31, 2020 and, the balance of the operating lease right of use assets were $1,741 and $1,877, respectively, and the related operating lease liability were $2,199 and $2,439, respectively, as shown in the accompanying balance sheets.

Related to the facility lease agreement, the Company entered into a letter of credit with a bank to deposit $51 as security rent deposit for the South San Francisco office. This amount is shown as other noncurrent assets in the accompanying balance sheets as of March 31, 2021 and December 31, 2020.

Rent expense was $161 and $168 for the three months ended March 31, 2021 and 2020, respectively.

Future minimum annual lease payments under the Company’s operating lease liabilities as of March 31, 2021 is as follows:

Year Ending	Total Commitment
2021 (excluding the three months ended March 31, 2021)	$603
2022	821
2023	841
2024	141
2025	—

Total minimum lease payments	2,406
Less: imputed interest	(207)

Present value of operating lease obligations	2,199
Less: current portion	(657)

Noncurrent operating lease obligations	$1,542

Guarantees and Indemnifications—In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of March 31, 2021 and December 31, 2020, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

Legal Proceedings—From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management believes that there are no actions pending against the Company currently, the ultimate disposition of which would have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

8.	LOAN PAYABLE (AMOUNTS IN THOUSANDS)

On January 15, 2021, the Company entered into a loan agreement with a lender to borrow a term loan amount of $35,000 to be funded in three tranches. Tranche A of $15,000 was wired to the Company on January 15, 2021. Tranche B of $10,000 will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50,000 in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. And Tranche C of $10,000 is available at lender’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7%. Index Rate is the greater of (i) 30-day US LIBOR or (ii) 0.15%. Monthly principal payments of $500 will begin on March 1, 2023. Related to this borrowing, the Company paid $96 of debt issuance costs and the amount would be amortized as additional interest expense over the life of the loan. As of March 31, 2021, the balance of the loan payable (net of debt issuance costs) was $14,909.

For the three months ended March 31, 2021, total interest expense was $231.

9.	CONVERTIBLE PREFERRED STOCK

As of March 31, 2021, the Company was authorized to issue up to 135,936,731 shares of preferred stock at a par value of $0.001.

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences at March 31, 2021 and December 31, 2020 were as follows (in thousands except share and per share amounts):

March 31, 2021
Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Proceeds Net of Issuance Cost	Net Carrying Value
Series A	17,000,000	17,000,000	$1.00	$17,000	$16,982	$16,982
Series B	25,186,738	25,186,738	1.00	25,187	24,943	12,235
Series B-1	93,749,993	72,499,993	0.80	58,000	57,489	57,489

	135,936,731	114,686,731		$100,187	$99,414	$86,706

December 31, 2020
Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Proceeds Net of Issuance Cost	Net Carrying Value
Series A	17,000,000	17,000,000	$1.00	$17,000	$16,982	$16,982
Series B	25,186,738	25,186,738	1.00	25,187	24,943	12,235
Series B-1	93,749,993	72,499,993	0.80	58,000	57,489	57,489

	135,936,731	114,686,731		$100,187	$99,414	$86,706

In October 2011, the Company received a commitment from its venture investor for a Series A Preferred Stock financing totaling $10 million to be taken down in two tranches of $5 million each. Upon execution of the stock purchase agreement, the Company received the first tranche of $5 million, which included $2,399 in cash proceeds and the conversion of notes payable and accrued interest totaling $2,601 for issuing 5,000,000 shares of its Series A Preferred Stock. In June 2012, the Company received cash proceeds of $5 million related to the second tranche of the Series A Preferred Stock financing from the issuance of 5,000,000 shares of Series A Preferred Stock.

In August 2015, the Company issued an additional 2,000,000 shares of Series A Preferred Stock to its venture investor for cash proceeds of $2 million.

In September 2016, the Company issued an additional 5,000,000 shares of Series A Preferred Stock to its venture investor for cash proceeds of $5 million.

In February 2018, the Company issued 25,186,738 shares of Series B Preferred Stock for $1.00 per share in connection with the closing of the Series B Preferred Stock Purchase Agreement. The Company’s convertible notes of $8.0 million and accrued interest were converted as part of the Series B offering. Investors in the Series B convertible preferred stock financing also received freestanding rights to purchase additional shares of Series B convertible preferred stock on the same terms as the first closing upon completion of certain defined milestones or waiver of the milestones by the holders of at least 67% of the outstanding convertible preferred stock, voting as a single class on an as converted basis. In August 2018, the terms of the Series B Agreement were amended. The amendment allowed for the purchase of Series B-1 shares at a price of $0.80 per share based upon the completion of certain amended milestones. These milestones are as follows:

Second Tranche Milestones:

•	Clearance by the U.S. Food and Drug Administration of the filing by the Company of an investigational new drug application (IND) for PPARa antagonist.

•	Selection of an EP2/EP4 dual antagonist DC.

Third Tranche Milestones:

•	Demonstration of safety/tolerability and clinical Proof of Mechanism with PPARa antagonist.

•	Single additional program having a data package that is sufficient for submitting an IND.

The investors’ rights to purchase Series B and B-1 convertible preferred stock represent a freestanding financial instrument accounted for as a liability measured at fair value at inception and remeasured at fair value each reporting date. Based on the probability vs. 100% of the milestones for the purchase of Series B-1 shares as of December 31, 2019, this resulted in a fair value of $0 at such date. Changes in fair value are recognized in the statement of operations. The proceeds from the initial closing of the Series B convertible preferred stock of $25.2 million were allocated to the convertible preferred stock tranche liability at its initial fair value of $12.7 million with the remaining amount allocated to the carrying value of the Series B convertible preferred stock.

In February 2019, the Company issued 28,749,997 shares of Series B-1 preferred stock for $0.80 per share for total cash proceeds of $23 million.

In January 2020, the Company issued 43,749,996 shares of Series B-1 preferred stock for $0.80 per share for total cash proceeds of $35 million.

The significant rights, preferences, and privileges of the convertible preferred stock as of March 31, 2021 were as follows:

Dividends—The holders of the Company’s convertible preferred stock are entitled to receive noncumulative dividends of 8% per share (as adjusted for stock splits, combinations, and reorganizations) per annum on each outstanding share of Series convertible preferred stock. Such dividends shall be payable only when and if declared by the Board of Directors. As of March 31, 2021 and December 31, 2020, the Company’s Board of Directors had not declared any dividends. Dividends on convertible preferred stock shall be payable in preference to and prior to any payments of any dividends on common stock. No dividends have been declared to date.

Conversion—The Company’s preferred stock is convertible, at the option of the holder into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments.

Each share of preferred stock is automatically converted into common stock immediately upon (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which per share price is at least $3.00 (as adjusted), and the gross cash proceeds are at least $50 million or (ii) the affirmative vote of the requisite preferred holders.

The conversion of Series B shares, either at the option of the holder or automatically, requires the prior vote or consent of the holders of at least 70% of the Series B preferred stock.

Voting Rights—The holders of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Liquidation—The holders of preferred stock are entitled to receive liquidation preferences at an amount per share of preferred stock equal to the original price plus all declared and unpaid dividends on the preferred stock. Liquidation payments to the holders of preferred stock have priority and are made in preference to any payments to the holders of common stock. After full payment of the liquidation preference to the holders of the preferred stock, the remaining assets, if any, will be distributed ratably to the holders of the common stock and preferred stock on an as-if-converted to common stock basis.

Redemption and Balance Sheet Classification— The convertible preferred stock is recorded within mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

10.	COMMON STOCK

As of March 31, 2021, the Company was authorized to issue 196,000,000 shares of common stock at a par value of $0.001. Of the 196,000,000 common stock shares authorized, 16,510,377 are legally issued and outstanding at March 31, 2021, with 530,470 shares subject to repurchase due to remaining vesting requirements. Common stockholders are entitled to dividends as declared by the Board of Directors, subject to rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holders of each share of common stock are entitled to one vote. Except for effecting or validating certain specific actions intended to protect the preferred stockholders, the holders of common stock vote together with preferred stockholders and have the right to elect one member of the Company’s Board of Directors.

The fair value of the shares of common stock has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock by considering a number of objective and subjective factors, including contemporaneous valuations performed by an unrelated third-party specialist, important developments in the Company’s operations, the prices at which the Company sold shares of convertible preferred common stock, the rights, privileges, and preferences of the Company’s convertible preferred stock relative to the Company’s common stock, valuations of comparable public companies, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook. Valuations performed by the third-party valuation specialist used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (AICPA Accounting and Valuation Guide).

The Company had reserved common stock, on an as-converted basis for future issuance as follows:

	March 31, 2021	December 31, 2020
Conversion of Series A Preferred Stock	17,000,000	17,000,000
Conversion of Series B Preferred Stock	25,186,738	25,186,738
Conversion of Series B-1 Preferred Stock	72,499,993	72,499,993
Conversion of Series B-1 Preferred Stock Warrants	187,500	—
Options available for grant under stock plan	13,447,101	15,211,101
Issuance of common stock upon exercise of stock options under stock plan	15,670,763	14,042,429

	143,992,095	143,940,261

11.	STOCK COMPENSATION

In 2011 the Company adopted the 2011 Equity Incentive Plan, and in 2017, the Company adopted the 2017 Equity Incentive Plan, together “the Plans”. Upon adoption of the 2017 Equity Incentive Plan, the 2011 Equity Incentive Plan was terminated. Both the Plans provide for the granting of stock awards to employees, directors and consultants of the Company. Awards issuable under the Plans include incentive stock options (ISO), nonqualified stock options (NSO), stock appreciation rights (SAR), restricted stock awards, restricted stock unit awards and other stock awards.

Options to purchase the Company’s common stock may be granted at a price not less than the fair market value in the case of both NSOs and ISOs, except for an employee or non-employee with options who owns more than 10 percent of the voting power of all classes of stock of the Company, in which case the exercise price shall be no less than 110 percent of the fair market value per share on the grant date. Stock options granted under the Plans generally vest over four years and expire no later than ten (10) years from the date of grant. Vested options can be exercised at any time.

The grant date fair market value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include valuations performed by an independent third-party, important developments in the Company’s operations, sales of convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock.

Stock option activity under the Plan is set forth below:

	Shares Available for Grant	Total Options Outstanding	Weighted- Average Exercise Price
Balance—January 1, 2021	15,211,101	14,042,429	$0.17
Granted	(1,940,000)	1,940,000	0.33
Exercised	—	(135,666)	0.15
Cancelled and forfeited	176,000	(176,000)	0.19

Balance—March 31, 2021	13,447,101	15,670,763	0.19

The following table summarizes information about stock options outstanding at March 31, 2021:

	Shares	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Options outstanding	15,670,763	8.62	$0.19	$2,165,740
Vested and expected to vest	14,539,580	8.70	$0.19	$1,973,589
Exercisable	4,132,906	7.66	$0.16	$696,315

Employee Stock Options—As of March 31, 2021, there was total unrecognized compensation costs related to unvested employee stock options of $1,198. These costs are expected to be recognized over a weighted-average period of approximately 1.5 years.

The Company estimated the fair value of stock options using the Black-Scholes option pricing valuation model. The fair value of employee stock options is being amortized on the straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following assumptions for the three months ended March 31, 2021:

Expected term (in years)	6.0
Expected volatility	67%
Risk-free interest rate	1.0%
Dividends	0%

Expected Term—The expected term of options granted represents the period of time that the options are expected to be outstanding. Due to the lack of historical exercise history, the expected term of the Company’s employee stock options has been determined utilizing the simplified method for awards that qualify as plain-vanilla options.

Expected Volatility—The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.

Risk-Free Interest Rate—The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.

Dividends—The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.

Non-Employee Stock Options—As of March 31, 2021, there was total unrecognized compensation costs related to unvested non-employee stock options of $34. These costs are expected to be recognized over a weighted-average period of approximately 1.2 years.

The Company estimated the fair value of stock options using the Black-Scholes option pricing valuation model. The fair value of non-employee stock options is being amortized on the straight-line basis over the requisite service period of the awards. The fair value of non-employee stock options was estimated using the following assumptions for the three months ended March 31, 2021:

Expected term (in years)	10
Expected volatility	66%
Risk-free interest rate	1.52%
Dividends	0%

Expected Term—The expected term of options granted represents the period of time that the options are expected to be outstanding. The Company has valued its non-employee stock options using the contractual term as the expected term.

Expected Volatility—The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.

Risk-Free Interest Rate—The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.

Dividends—The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.

Stock-Based Compensation Expense—The following table summarizes the components of stock-based compensation expense recognized in the Company’s statement of operations for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
Share Based Compensation:	2021	2020
Research and development	$77	$55
General and administrative	43	(52)

	$120	$3

Early Exercise Liability—Stock options may be exercised, and restricted stock may be purchased prior to the time that the awards have vested, provided that such shares shall remain subject to repurchase until such time as they have vested. The right to repurchase these shares generally lapses over three to four years. As of March 31, 2021 and December 31, 2020, there were 530,470 and 900,509 unvested shares representing an early exercise liability of $41 and $79, respectively. The unvested shares purchased by the employees are not deemed, for accounting purposes, to be issued and outstanding.

12.	RETIREMENT PLAN

The Company participates in a qualified 401(k) Plan sponsored by its professional service organization. The retirement plan is a defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There was no contribution from the Company for the three months ended March 31, 2021 and 2020.

13.	NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basis in diluted net loss per share for the three months ended March 31, 2021 and 2020 (in thousands except share and per share amounts):

	Three months ended March 31,
Numerator:	2021	2020
Net loss	$(5,358)	$(4,228)
Denominator:
Weighted-average common shares outstanding	16,387,974	16,052,427
Less: Weighted-average unvested restricted shares and shares subject to repurchase	(628,874)	(2,468,400)

Weighted-average shares used to computing basic and diluted net loss per share	15,759,100	13,584,027

Net loss per share attributable to common stockholders—basic and diluted	$(0.34)	$(0.31)

As of March 31, 2021 and 2020, the Company’s potentially dilutive securities included preferred stock, unvested restricted stock, stock warrants and stock options, which have been excluded from the computation of diluted net loss per share attributable to common stockholders as the effect would be anti-dilutive. Based on the amounts outstanding as of March 31, 2021 and 2020, the Company excluded the following potential common shares from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	March 31, 2021	December 31, 2020
Series A Preferred Stock	17,000,000	17,000,000
Series B Preferred Stock	25,186,738	25,186,738
Series B-1 Preferred Stock	72,499,993	72,499,993
Series B-1 Preferred Stock Warrants	187,500	—
Options to purchase common stock	15,670,763	14,042,429
Unvested restricted common stock	530,470	900,509

	131,075,464	129,629,669

14.	SUBSEQUENT EVENTS

Concurrent with the execution and delivery of the Merger Agreement on March 29, 2021, Tempest entered into funding agreements with certain investors, pursuant to which the investors agreed to purchase, in the aggregate, $30 million of Tempest’s common stock for a per share purchase price of $0.85. The closing of this pre-closing financing was conditioned upon the closing of the merger.

On June 25, 2021, Tempest closed the Merger Agreement with Millendo Therapeutics. Pursuant to the Merger Agreement, Mars Merger Corp. (or Merger Sub), a direct, wholly owned subsidiary of Millendo merged with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo. Following the closing of the merger, Millendo changed its corporate name to Tempest Therapeutics, Inc.

Before the closing of the merger, investors in the pre-closing financing purchased Tempest’s common stock totaling $30 million.

In connection with the merger, a reverse stock split of Millendo’s common stock was effectuated at a ratio of 1 to 15. In addition, each share of the Tempest’s common stock outstanding, including shares of the Tempest’s common stock that were issued pursuant to the pre-closing financing converted into the right to receive a number of shares of Millendo’s common stock based on agreed upon ratio by the parties (“the Exchange Ratio”). The Exchange Ratio was 0.0322 shares of Millendo’s common stock for each share of the Tempest’s common stock.

The Company has evaluated subsequent events occurring through July 1, 2021, the date when these financial statements are available to be issued.